Exhibit 10.1

Form of

OFFICEMAX INCORPORATED

2005 Director Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award (the “Award”), is granted on July 29, 2005 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to                                    (“Director” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) and pursuant to the following terms:

1.                                       The Award is subject to all the terms and conditions of the Plan.  All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.                                       You are awarded                        restricted stock units, at no cost to you, subject to the restrictions set forth in the Plan and this Agreement.

3.                                       Your Award is subject to a six-month restriction period.  The units will vest six months following the date of grant, on January 30, 2006, and will be payable six months following the date of your termination of service as a director due to your death, disability, retirement or resignation.

4.                                       If you terminate service as a director prior to January 30, 2006, your Award will be forfeited.

5.                                       In the event of a Change in Control (as defined in the Plan) prior to the end of the restriction period pursuant to paragraph 3, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Award Agreement, in which case the Award will vest and become payable according to the terms of the applicable Award Agreement.  If the continuing entity does not so continue or replace this Award, the restriction period will lapse with respect to all units not vested at the time of the Change in Control or your termination, and all units will vest immediately and will be payable according to paragraph 3 above.  In the event of a Change in Control, payment of the Award will be made in the common stock of the continuing entity when due according to the applicable Award Agreement.

6.                                       The units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to payment.

7.                                       You will receive notional dividend units on the awarded units equal to the amount of dividends paid on OfficeMax’s common stock.  Dividend units paid on your restricted stock units will be held in escrow until the restrictions on the respective restricted stock units have lapsed, the units have vested, and payment of the restricted stock units is made.  Dividend units paid on forfeited restricted stock units will be forfeited.

8.                                       With respect to the awarded units, you are not a shareholder and do not have any voting rights.

9.                                       Vested restricted stock units will be paid to you in whole shares of OfficeMax common stock.  Partial units, if any, and dividend units will be paid in cash.

You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before August 31, 2005, or the Award will be forfeited.  Return your executed Agreement to:  Pam Brown, OfficeMax, 150 Pierce Road, Itasca, IL  60143, or fax your signed form to 630-438-2460.

OfficeMax Incorporated		Director

By:		Signature:
Lorene Flewellen
	Senior Vice President, Human Resources	Printed Name: